EXHIBIT (a)(2)(iii)

UGC EUROPE SPECIAL COMMITTEE RECOMMENDS IN FAVOR OF

UNITEDGLOBALCOM’S REVISED EXCHANGE OFFER

Denver, Colorado, December 8, 2003—UGC Europe, Inc. (NASDAQ: UGCE) announced today that the Special Committee of the Board of Directors has determined that the revised exchange offer (the “Offer”) announced by its majority stockholder, UnitedGlobalCom, Inc. (NASDAQ: UCOMA), including the exchange ratio of 10.3 shares of UnitedGlobalCom Class A common stock for each share of UGC Europe common stock that UnitedGlobalCom and its subsidiaries do not already own, is in the best interests of the holders of UGC Europe common stock, other than UnitedGlobalCom and its affiliates, and recommends that stockholders accept the Offer and tender their shares.

UnitedGlobalCom’s revised Offer reflects an increase in the exchange ratio to 10.3 from 9.0. UnitedGlobalCom has also stated that it will not waive the condition to the Offer that a sufficient number of shares of UGC Europe common stock are tendered to result in United and its affiliates owning at least 90% of UGC Europe’s outstanding common stock. Moreover, in connection with the revised Offer, Liberty Media Corporation, the controlling stockholder of UnitedGlobalCom, has agreed to limits on the exercise of its preemptive rights.

This press release relates to UnitedGlobalCom’s Offer commenced on October 6, 2003. In connection with the Offer, UGC Europe has filed certain materials with the SEC, including a Solicitation/ Recommendation Statement on Schedule 14D-9. STOCKHOLDERS ARE URGED TO READ THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 AND ANY AMENDMENTS THERETO WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors can obtain a free copy of the Solicitation/Recommendation Statement on Schedule 14D-9 and any amendments thereto when they come available and all other filings by UGC Europe with the SEC at the SEC’s website at www.sec.gov. In addition, these materials may be obtained free from UGC Europe by directing a request to UGC Europe, Inc., 4643 South Ulster Street, Suite 1300, Denver, Colorado 80237, 303-220-4204, Attention: Investor Relations.